                                                                  EXHIBIT 2(a)

             -------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                      among

                        CORNERSTONE FINANCIAL CORPORATION

                                       and

                  BAYBANKS, INC. (a Massachusetts corporation)

                                       and

                  BAYBANKS, INC. (a New Hampshire corporation)

                           Dated as of March 23, 1995


             -------------------------------------------------------

                                TABLE OF CONTENTS

                                    ARTICLE I



                                   THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      SECTION 1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      SECTION 1.2  Effective Time; Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
      SECTION 1.3  Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
      SECTION 1.4  Articles of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
      SECTION 1.5  Directors and Officers of the Surviving Corporation  . . . . . . . . . . . . . . . 2

                                           ARTICLE II

                                     CONVERSION OF SECURITIES . . . . . . . . . . . . . . . . . . . . 2
      SECTION 2.1  Conversion of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
      SECTION 2.2  Employee Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
      SECTION 2.3  Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
      SECTION 2.4  Surrender of Shares; Stock Transfer Books  . . . . . . . . . . . . . . . . . . . . 4


                                            ARTICLE III

                              REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . .   5
      SECTION 3.1  Organization and Qualification; Subsidiaries . . . . . . . . . . . . . . . . . . .   5
      SECTION 3.2  Articles of Incorporation; By-Laws; Corporate Records  . . . . . . . . . . . . . .   6
      SECTION 3.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      SECTION 3.4  Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      SECTION 3.5  No Conflict; Required Filings and Consents . . . . . . . . . . . . . . . . . . . .   8
      SECTION 3.6  Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
      SECTION 3.7  Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .   9
      SECTION 3.8  Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . .  10
      SECTION 3.9  Absence of Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
      SECTION 3.10  Employee Benefit Plans; Employee Relations  . . . . . . . . . . . . . . . . . . .  11
      SECTION 3.11  Real Property and Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      SECTION 3.12  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      SECTION 3.13  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
      SECTION 3.14  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
      SECTION 3.15  Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
      SECTION 3.16  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
      SECTION 3.17  Loan Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
      SECTION 3.18  Investment Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
      SECTION 3.19  Derivative Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
      SECTION 3.20  Bank Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
      SECTION 3.21  Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      SECTION 3.22  Material Interests of Certain Persons . . . . . . . . . . . . . . . . . . . . . .  18
      SECTION 3.23  Assistance Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      SECTION 3.24  Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      SECTION 3.25  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      SECTION 3.26  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19



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


      SECTION 3.27  Administration of Fiduciary Accounts. . . . . . . . . . . . . . . . . . . . . 19


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT . . . . . . . . . . . . . . . . . . . . . 19
      SECTION 4.1  Corporate Organization 20
      SECTION 4.2  Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      SECTION 4.3  No Conflict; Required Filings and Consents . . . . . . . . . . . . . . . . . . 20
      SECTION 4.4  Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      SECTION 4.5  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      SECTION 4.6  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

                                           ARTICLE V

                            CONDUCT OF BUSINESS PENDING THE MERGER. . . . . . . . . . . . . . . . 22
      SECTION 5.1  Conduct of Business by the Company Pending the Merger  . . . . . . . . . . . . 22
      SECTION 5.2  Parent Products and Services . . . . . . . . . . . . . . . . . . . . . . . . . 25
      SECTION 5.3  Covenant of Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

                                           ARTICLE VI

                                      ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . 26
      SECTION 6.1  Stockholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      SECTION 6.2  Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      SECTION 6.3  Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      SECTION 6.4  Access to Information; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . 27
      SECTION 6.5  No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      SECTION 6.6  Employee Benefits Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      SECTION 6.7  Bank Directors and Officers; Indemnification; Insurance  . . . . . . . . . . . 31
      SECTION 6.8  Financial and Other Statements . . . . . . . . . . . . . . . . . . . . . . . . 32
      SECTION 6.9  Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      SECTION 6.10  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      SECTION 6.11  Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      SECTION 6.12  Update of Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . 33
      SECTION 6.13  Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      SECTION 6.14  System Conversions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      SECTION 6.15  Redemption of Debentures  . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      SECTION 6.16  Affiliate Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

                                             ARTICLE VII

                                       CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . 35

      SECTION 7.1  Conditions to Each Party's Obligations to Effect the Merger  . . . . . . . . . 35
      SECTION 7.2  Conditions to Obligations of Parent and Purchaser  . . . . . . . . . . . . . . 36
      SECTION 7.3  Conditions to Obligations of the Company . . . . . . . . . . . . . . . . . . . 38


                                  (ii)



                                            ARTICLE VIII
                                TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . 39
      SECTION 8.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
      SECTION 8.2  Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      SECTION 8.3  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      SECTION 8.4  Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      SECTION 8.5  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      SECTION 8.6  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

                                            ARTICLE IX

                                        GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . 42
      SECTION 9.1  Non-Survival of Representations, Warranties and Agreements . . . . . . . . . 42
      SECTION 9.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      SECTION 9.3  Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
      SECTION 9.4  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      SECTION 9.5  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      SECTION 9.6  Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      SECTION 9.7  Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      SECTION 9.8  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      SECTION 9.9  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      SECTION 9.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45


                                 (iii)

         AGREEMENT AND PLAN OF MERGER, dated as of March 23, 1995 (this "Agreement"), by and among BayBanks, Inc., a Massachusetts corporation ("Parent"), BayBanks, Inc., a New Hampshire corporation that is a wholly-owned subsidiary of Parent ("Purchaser"), and Cornerstone Financial Corporation, a New Hampshire corporation (the "Company").

         WHEREAS, the Boards of Directors of Parent and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent and the Company have each approved the transactions contemplated by this Agreement, including the merger of Purchaser with and into the Company in accordance with the New Hampshire Business Corporation Act ("New Hampshire
Law") upon the terms and subject to the conditions set forth herein (the "Merger");

         WHEREAS, Parent and the Company have entered into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), providing for the granting by the Company to Parent of an option to purchase from the Company up to 295,000 shares representing 14% of the outstanding shares of common stock, without par value, of the Company ("Company Common Stock") (shares of Company Common Stock being hereinafter collectively referred to as "Shares") at $6.625 per Share subject to the conditions set forth therein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with New Hampshire Law, at the Effective Time (as hereinafter defined), Purchaser shall be merged with and into the Company under the charter of the Company and the name of the Purchaser. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.2 Effective Time; Closing. As promptly as practicable after the approvals of all Governmental Entities (as hereinafter defined) necessary to consummate the Merger have been received, all applicable waiting periods in connection with such approvals shall have expired and all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Purchaser and the Company shall duly execute and file articles of merger (the
"Articles of Merger") with the Secretary of State of the State of New
Hampshire in accordance with New Hampshire Law. The Merger shall become effective at such time as the Articles of Merger are filed with the New Hampshire Secretary of State or at such later time as is specified in the Articles of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Palmer & Dodge, One Beacon Street, Boston, Massachusetts 02108, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII (the date of such closing being the "Effective Date").

         SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and in the applicable provisions of New Hampshire Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         SECTION 1.4 Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company shall be amended as set forth in Annex I to this Agreement, and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter further amended as provided by law and such Articles of Incorporation.

         SECTION 1.5 Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

                 (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to $8.80 in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.4, of the certificate that formerly evidenced such Share.

                 (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

                 (c) Each share of Common Stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted automatically into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         SECTION 2.2 Employee Stock Options. Commencing at least 15 days prior to the Effective Time, each holder of a then outstanding stock option to purchase Shares pursuant to the Company's 1984 Stock Option Plan and its 1987 Non-Qualified Stock Option Plan (the "Company Option Plans") (it being understood and agreed that the aggregate number of Shares subject to purchase under such stock options is not and shall not at the Effective Time be more than 102,605 Shares and that no additional stock options shall be granted after the date of this Agreement) shall be entitled to exercise such option (whether or not such option would otherwise have been exercisable), and if such options are not so exercised prior to the Effective Time, immediately prior to the Effective Time each such holder shall be entitled to receive from the Company in cancellation of such option a cash payment in an amount equal to the excess of the Merger Consideration over the per share exercise price of such option, multiplied by the number of Shares covered by such option. To give effect to the foregoing, prior to the Effective Time, the Company shall obtain all necessary consents of the holders of options to the cancellation effective prior to the Effective Time, of such options and the cancellation of any right to acquire equity securities of the Company from and after the Effective Time. Subject to the foregoing, the Company Option Plans and all options issued thereunder shall terminate at the Effective Time.

         SECTION 2.3 Dissenting Shares.

                 (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal of such Shares in accordance with Sections 293-A:13.21 and
13.23 of New Hampshire Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of
Section 293-A: 13.25 of New Hampshire Law, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such sections shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.4, of the certificate or certificates that formerly evidenced such Shares.

                 (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to New Hampshire Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under New Hampshire Law consistent with the obligations of the Company under New Hampshire Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         SECTION 2.4 Surrender of Shares; Stock Transfer Books.

                 (a) Prior to the Effective Time, Purchaser shall designate a domestic bank or trust company with capital, surplus and undivided profits aggregating in excess of $100 million (as shown on the most recent report of condition of such bank or trust company filed with its principal federal bank regulatory authority) to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a). Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates (as hereinafter defined), for exchange in accordance with this Article II, such amount of cash as is sufficient to pay the aggregate Merger Consideration which holders of Shares are entitled to receive pursuant to Section 2.1 and be paid pursuant to this Section 2.4 in exchange for outstanding Shares. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (as shown on the most recent financial statements of such bank filed with its principal bank regulatory authority).

                 (b) Promptly after the Effective Time (but in no event more than three business days thereafter), Parent and the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.1(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. The Company shall have the right to review and approve the letter of transmittal, the instructions and any accompanying letter. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

                 (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                 (d) At the close of business on the Effective Date, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                 (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, upon the posting by such person of a bond in such amount as Parent or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Purchaser as of the date hereof and, unless otherwise stated herein, on and as of the Effective Date that:

         SECTION 3.1 Organization and Qualification; Subsidiaries.

                 (a) The Company is a corporation duly organized, validly existing and in good standing under New Hampshire Law and a bank holding company registered with the Board of Governors of the Federal Reserve System (the
"FRB") under the Bank Holding Company Act of 1956, as amended (the
"BHCA"). The deposit accounts of Cornerstone Bank, a New Hampshire chartered trust company and a wholly-owned subsidiary of the Company (the "Bank") are insured by the Bank Insurance Fund of the Federal Deposit
Insurance Corporation (the "FDIC") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Bank. The Bank is a New Hampshire chartered trust company duly organized, validly existing and in good standing under the laws of the State of New Hampshire. Each Subsidiary (as defined in Section 9.3(g) below), other than the Bank, is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and each

Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation (in the case of those subsidiaries that are corporations) to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

                 (b) When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any change or effect that is or would be, materially adverse to the business, properties, assets, liabilities, prospects, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, other than any such change or effect attributable to or resulting from changes in regulations or legislation affecting New Hampshire banks generally or changes in federal, state or local tax laws.

                 (c) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of the outstanding capital stock or other ownership interest of each Subsidiary owned directly or indirectly by the Company, is set forth in
Section 3.1 of the Disclosure Schedule previously delivered by the Company to Parent (the "Disclosure Schedule"). Except for the Bank and Birchwood Development Corporation, the Company does not directly own five percent or more of the capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity and, except as disclosed in Section 3.1 of the Disclosure Schedule, the Company does not indirectly own any such interest.

         SECTION 3.2 Articles of Incorporation; By-Laws; Corporate Records. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Articles of Incorporation, By-Laws and equivalent organizational documents are in full force and effect and no proceeding for the amendment thereof has been commenced. Neither the Company nor any Subsidiary is in violation of any provision of its Articles of Incorporation or equivalent organizational documents or in violation of its By-Laws. The minute books of the Company and each Subsidiary contain true and correct records in all material respects of all meetings of their respective stockholders and boards of directors.

         SECTION 3.3  Capitalization.

                 (a) The authorized capital stock of the Company consists of 8,000,000 Shares. As of the date hereof, (a) 2,107,017 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b) 146,502 Shares are held in the treasury of the Company, (c) no Shares are held by the Subsidiaries, (d) 102,605 Shares are reserved for future issuance upon the exercise of outstanding options granted pursuant to the Company Option Plans, (e) 15,196 Shares are reserved for future issuance upon conversion of the Company's 8.75% Convertible Subordinated Debentures due July 1, 1997 (the "8.75% Debentures"), (f) 214,935 Shares are reserved for future issuance upon conversion of the Company's 7% Convertible Subordinated Debentures due January 1, 1999 (the "7% Debentures") and (g) 295,000 Shares are reserved for future issuance pursuant to the Stock Option Agreement. Except as set forth in this Section 3.3, and except for the Stock Option Agreement, there are no subscriptions, options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary, including without limitation any commitments to make payments with respect to capital stock or the value thereof, or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.3(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid, and nonassessable. The Company owns, directly or indirectly through a Subsidiary, all of the issued and outstanding shares of capital stock of the Bank and of each of the other Subsidiaries (or, in the case of Subsidiaries that are not corporations, all of the outstanding partnership interests or beneficial interests, as the case may be), free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                 (b) The Company has $155,000 of 8.75% Debentures outstanding, which are convertible in to an aggregate of 15,196 Shares at a conversion price of $10.20 per Share, and $3,353,000 of 7% Debentures outstanding, which are convertible in to an aggregate of 214,935 Shares at a conversion price of $15.60 per Share. The Company has paid in full or accrued all amounts now or heretofore due under each of the 8.75% Debentures and the 7% Debentures, and has satisfied in full or provided for all of its liabilities and obligations thereunder that are presently or heretofore were required to be satisfied or provided for, and is not in default under any of the 8.75% Debentures or the 7% Debentures or either of the respective Indentures between the Company and Amoskeag Bank, as Trustee, with respect to the 8.75% Debentures and the 7% Debentures (each, an "Indenture"), nor does any condition exist that with notice or lapse of time or both would constitute a default under any of such Debentures or Indentures.

         SECTION 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of the then outstanding Shares, and the filing and recordation of appropriate merger documents as required by New Hampshire Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         SECTION 3.5 No Conflict; Required Filings and Consents.

                 (a) Except as set forth in Section 3.5 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company and its Subsidiaries of the transactions contemplated by this Agreement will not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or the Bank, (ii) assuming that the consents and approvals referred to in Section 3.5(b) are duly obtained, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) require a consent under or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, the 7% Debentures, the 8.75% Debentures, or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

                 (b) The execution, delivery and performance of this Agreement by the Company does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentally, domestic or foreign, including, without limitation, any Bank Regulator (as hereinafter defined) (each a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and filing and recordation of appropriate merger documents as required by New Hampshire Law, and (ii) for consents and approvals of or filings, registrations or negotiations with the FRB, the New Hampshire Board of Trust Company Incorporation ("NHBTI"), and the Massachusetts Board of Bank Incorporation (the "MBBI"), and those required to satisfy Section 6.3(b) hereof.

         SECTION 3.6 Compliance. Except as set forth in Section 3.6 of the Disclosure Schedule, neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (b) the 7% Debentures, the 8.75% Debentures or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

         SECTION 3.7 Reports and Financial Statements.

                 (a) The Company has filed, and made available to Parent, all forms, reports and documents required to be filed by it with the SEC since January 1, 1990, and has heretofore delivered to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1991, December 31, 1992 and December 31, 1993, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1994 and (iii) reports provided to stockholders, and all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held, since January 1, 1991, and (iv) all other forms, reports and registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 1991 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC
Reports"). The Company also has provided to Parent copies of the audited consolidated balance sheet of the Company and its Subsidiaries dated December 31, 1994, and the audited consolidated income statement of the Company and its Subsidiaries for the year ended December 31, 1994 and notes to such financial statements (the "1994 Financial Statements"). As of their respective dates, the SEC Reports (A) complied in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (B) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

                 (b) The Company and each of the Subsidiaries has filed, and, except as prohibited by law, made available to Parent all forms, reports and documents required to be filed by each of them with all appropriate federal or state governmental or regulatory authorities charged with the supervision of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators") since January 1, 1991 (the "Bank Reports").
Such reports as of their respective date of filing complied in all material respects with the requirements of all laws, rules and regulations enforced or promulgated by such Bank Regulators.

                 (c) Each of the consolidated financial statements of the Company and its Subsidiaries, including, in each case, the notes thereto, contained in the SEC Reports or in the 1994 Financial Statements was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated ("GAAP") (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect.

                 (d) Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1994, including the notes thereto (the

"1994 Balance Sheet"), neither the Company nor any subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1994, or which would not, individually or in the aggregate, have a Material Adverse Effect.

                 (e) The Company has made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

         SECTION 3.8 Absence of Certain Changes or Events. Since
December 31, 1993, except as set forth in Section 3.8 of the Disclosure Schedule, as contemplated by Section 5.1 of this Agreement or as disclosed in any SEC Report filed since December 31, 1993 and prior to the date of this Agreement, the Company and the Bank have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1993, there has not been (a) any change in the results of operations or financial condition of the Company or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect, (b) any damage, destruction or loss with respect to any property or asset of the Company or any Subsidiary having, individually or in the aggregate, a Material Adverse Effect,
(c) any change by the Company or any Subsidiary in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants, (d) any revaluation by the Company or any Subsidiary of any asset, including, without limitation, any writing down of the value of assets or writing off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice and which has not had a Material Adverse Effect, (e) any entry by the Company or any Subsidiary into any contract or commitment of more than $50,000 or with a term of more than one year, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any Subsidiary or any redemption, purchase or other acquisition of, or payment with respect to, any of its securities, (g) any increase in or establishment of any bonus, insurance, severance (including severance after a change in control), deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of any stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, life insurance or split dollar life insurance, retiree medical or life insurance, or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except, with respect to cash compensation, in the ordinary course of business consistent with past practice, (h) any material election made by the Company or any Subsidiary for federal or state income tax purposes, or (i) any change in the credit policies or procedures of the Company or any Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect.

         SECTION 3.9 Absence of Litigation. Except as set forth in
Section 3.9 of the Disclosure Schedule, there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. Such pending or threatened claims, actions, suits, proceedings or investigations are not expected individually, or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award.

         SECTION 3.10 Employee Benefit Plans; Employee Relations.

                 (a) Plans. Section 3.10(a) of the Disclosure Schedule sets forth a list of every Employee Program (as hereinafter defined) that has been maintained by the Company or any Affiliate (as hereinafter defined) at any time during the three-year period ending on the Effective Date.

                 (b) Qualification Under the Code. Each Employee Program which has ever been maintained by the Company or any Affiliate (as hereinafter defined) and which has at any time been intended to qualify under Section 401(a) or 501(c) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been continuously qualified under the applicable section of the Code since the effective date of such Employee Program. No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

                 (c) Compliance with Laws. The Company and each
Affiliate are in compliance in all material respects with all applicable statutes, orders, governmental rules or regulations, including without limitation ERISA and the Code with respect to all Employee Programs. Without limiting the generality of the foregoing, with respect to any Employee Program ever maintained by the Company, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan) which could result, directly or indirectly, in any taxes, penalties or other liability to the Company, Parent, Purchaser or the Surviving Corporation. All group health plans of the Company have been operated in compliance with the health care continuation coverage requirements of Sections 601 through 608 of ERISA and
Section 4980B of the Code. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. The Company does not know, and has no reason to know of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by the Company.

                 (d) Funding Status, Etc. Neither the Company nor any Affiliate maintains or contributes to any plan subject to Title IV of ERISA. There is no unpaid contribution due with respect to any Employee Program as required under the minimum funding standards of Section 412 of the Code. All contributions required to be made under the terms of any Employee

Program (or any insurance or other contract or funding arrangement maintained in connection with any Employee Program) have been timely made. The present value of the benefits accrued under the Company's Deferred Compensation Plan as determined using reasonable actuarial assumptions do not exceed the fair market value of the assets held under the related Trust Agreement.

                 (e) Retiree Benefits. Neither the Company nor any Affiliate has ever provided health care or any other nonpension benefits to any employees after their employment is terminated (other than as required by Section 4980B of the Code or part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

                 (f) Multiemployer Plans. Neither the Company nor any
Affiliate has ever maintained or contributed to any "multiemployer plan" as that term is defined in Section 4001(a)(3) of ERISA, and neither the Company nor any Affiliate has incurred any liability under Sections 4062, 4063 or 4201 of ERISA.

                 (g) Documents Delivered. With respect to each Employee
Program maintained by the Company within three years preceding the Effective Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to the Parent: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation , trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; (vii) the three most recent actuarial valuations for any plan subject to Title IV of ERISA; and (viii) all other materials reasonably necessary for the Surviving Corporation and Purchaser to perform any of its responsibilities with respect to any Employee Program which will remain in effect subsequent to the Closing (including, without limitation, health care continuation requirements).

                 (h) Definitions.  For the purposes of this Section:

                          (i) "Employee Program" means (i) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and
         (B) all stock or cash option plans, restricted stock plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, health, disability, life insurance and all other employee benefit plans, agreements, and arrangements not described in (i) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                          (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents or beneficiaries).

                          (iii) An entity is an "Affiliate" of the Company if it would have ever been considered a single employer with Company under ERISA Section 4001(b) or part of the same "controlled group" as Company for purposes of ERISA Section 302(d)(8)(C).

                 (i) Employee Relations. The Company and its
Subsidiaries have an aggregate of approximately 111 employees and generally enjoy good employer-employee relationships. Neither the Company nor any Subsidiary is a party to any collective bargaining or other labor union or guild contract. There is no pending or, to the knowledge of the Company, threatened, labor dispute, strike or work stoppage against the Company or any of the Subsidiaries. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no pending or, to the knowledge of the Cmpany, threatened, charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable state agency. The Company and its Subsidiaries are not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Except as disclosed in
Section 3.10(i) of the Disclosure Schedule, upon termination of the employment of any said employees, neither the Company and its Subsidiaries nor the Purchaser will by reason of anything done prior to the Effective Date be liable to any of said employees or consultants for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with the Company's normal policies). Section 3.10(i) of the Disclosure Schedule contains a list of all employees and consultants of the Company and its Subsidiaries who, individually, have received or are scheduled to receive compensation from the Company or its Subsidiaries for the current fiscal year in excess of $50,000, including the current job title and aggregate annual compensation of each such individual.

         SECTION 3.11

                      Real Property and Leases.

                 (a) The Company and the Subsidiaries have sufficient title to all their real properties to conduct their respective businesses as currently conducted or as currently contemplated to be conducted.

                 (b) Each parcel of real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (D) all matters of record, none of which Liens interfere materially with the use and enjoyment of the respective property by the Company or such Subsidiary (collectively, "Permitted Liens"), and (ii) neither is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

                 (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, all leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or any Subsidiary, nor, to the knowledge of the Company, any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary.

         SECTION 3.12 Taxes. The Company and its Subsidiaries have filed all federal, state, local and foreign tax returns and reports required to be filed by them and have paid, discharged or made provision for (as reflected in the financial statements of the Company) all taxes shown as due thereon and have paid all applicable ad valorem taxes as are due, other than (a) such payments as are being contested in good faith by appropriate proceedings and have not been finally determined and (b) except where the failure to make such filings or pay, discharge or make provision for such taxes would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have withheld proper and accurate amounts from their employees, customers, depositors, shareholders and others from whom they are required to withhold taxes in compliance with all applicable federal, state, local and foreign laws and have paid all such withheld amounts to the appropriate taxing authority in a timely manner. The Company and its Subsidiaries have filed in a timely manner all required reports to federal, state, local or foreign taxing authorities of interest and dividends paid, of interest received and of all other payments made or received. The income tax returns of the Company and its Subsidiaries have been audited by the IRS for all years through and including 1991, and the deficiencies (if any) asserted as a result of such audits have been satisfied. Except as set forth in Section 3.12(a) of the Disclosure Schedule, neither the IRS nor any other taxing authority, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith or in connection with tax reporting or tax withholding obligations. Except as set forth in Section 3.12(b) of the Disclosure Schedule, neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, county, municipal or foreign income tax.

         SECTION 3.13 Environmental Matters.

                 (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means
(A) those substances defined in or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, and its state counterparts, as each may be amended from time to time, and all regulations thereunder, (B) petroleum and petroleum products including crude oil and any fractions thereof, (C) natural gas, synthetic gas, and any mixtures thereof, (D) radon, (E) any other contaminant, and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation, (ii) "Environmental Laws" means any federal, state or local law or regulation relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, or (C) otherwise relating to pollution of the environment and (iii) "Environmental Permits" means all permits, licenses and other authorizations referred to under any Environmental Law.

                 (b) Except as described in Section 3.13(a) of the Disclosure Schedule, to the knowledge of the Company: (i) neither the Company nor any of the Subsidiaries has violated during the last five years or is in violation of any Environmental Law; (ii) none of the properties owned or leased by the Company or any Subsidiary or that constitutes collateral for any loan by a Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) neither the Company nor any of the Subsidiaries is liable for any off-site contamination; (iv) neither the Company nor any of the Subsidiaries is liable under any Environmental Law; (v) the Company and each of its Subsidiaries is, and has during the last five years been, in compliance with, all of their respective Environmental Permits; and
(vi) none of the properties owned or leased by the Company or any of the Subsidiaries or that constitutes collateral for any loan by a Subsidiary are the subject of any enforcement or legal action concerning any Environmental Law. No such violation, contamination, liability, lack of compliance, enforcement action or legal action has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property, leased real property, and any real property subject to pending or contemplated foreclosure proceedings by the Company or any Subsidiary.

                 (c) Except as described in Section 3.13(b) of the Disclosure Schedule, to the knowledge of the Company, the Company and each of its Subsidiaries has complied with all environmental laws concerning the notification of any governmental authorities concerning any environmental issues, and neither the Company nor any of its Subsidiaries has received any communication from any governmental authority either requesting additional information or action or denying any request for exemption under any applicable environmental law.

         SECTION 3.14 Brokers. No broker, finder or investment banker, other than Chatham Capital Management, Inc. ("Chatham") and Alex Sheshunoff & Co. ("Sheshunoff"), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The fees payable to Chatham and Sheshunoff in connection with the transactions contemplated by this Agreement are as set forth in Section 3.14 of the Disclosure Schedule.

         SECTION 3.15 Proxy Statement. The information supplied by the Company and its Subsidiaries for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (the "Proxy Statement") will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, or at the time of the Stockholders' Meeting (as defined below), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information to be supplied by Parent or Purchaser or any of their representatives which is contained in any of the foregoing documents. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

         SECTION 3.16 Insurance. Section 3.16 of the Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors and officers and other insurance held by or on behalf of the Company or any of its Subsidiaries as of the date hereof. Such policies and binders are in full force and effect, all premiums with respect thereto are currently paid, are reasonably believed to be adequate for the businesses engaged in by the Company and its Subsidiaries and are in conformity with the requirements of all contracts to which the Company or any of its Subsidiaries is a party and to the best knowledge of the Company, are valid and enforceable in accordance with their terms. Neither the Company nor any Subsidiary is in default with respect to any provision contained in any such policy or binder nor has the Company or any Subsidiary to its knowledge failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither the Company nor any Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

         SECTION 3.17 Loan Portfolio. Except as set forth in Section 3.17 of the Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary is a party to any written or oral (a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, "Loans") the unpaid principal balance of which exceeds $100,000 and as to which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the knowledge of the Company, five percent stockholder of the Company or any Subsidiary. Section 3.17 of the Disclosure Schedule sets forth as of the date hereof, (i) all of the Loans in original principal amount in excess of $100,000 of the Company or any Subsidiary that as of the date of this Agreement are classified by the Bank as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Restructured", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and the Subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category. The Company shall promptly inform Parent in writing of any Loan the original principal balance of which exceeds $100,000 that becomes classified in the manner described in this Section 3.17, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement.

         SECTION 3.18 Investment Securities. Section 3.18(a) of the Disclosure Schedule sets forth the book and market value as of February 28, 1995 of the investment securities, mortgage backed securities and securities held for sale by the Company and each Subsidiary. Section 3.18(b) of the Disclosure Schedule sets forth the names of all the joint ventures in which the Company or any Subsidiary has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Company included in the 1994 Financial Statements, and none of the material investments made by the Company or any of its Subsidiaries since December 31, 1994, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment within a reasonable time.

         SECTION 3.19 Derivative Transactions. Except for collateralized mortgage obligations, shown in the 1994 Financial Statements, neither the Company nor any of the Subsidiaries has engaged in transactions in or involving structured notes, forwards, futures, options on futures, swaps or other derivative instruments.

         SECTION 3.20 Bank Regulatory Matters. Except as otherwise set forth in
Section 3.20 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has the Company been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Except as disclosed in the SEC Reports, no Bank Regulator has initiated any proceeding with respect to the business or operations of the Company or any Subsidiary since December 31,

1991. Except as otherwise set forth in Section 3.20 of the Disclosure Schedule, there is no material unresolved violation, criticism, or exception by any Bank Regulator relating to any examination of Company or any of its Subsidiaries. Except as set forth in Section 3.20 of the Disclosure Schedule, the Company has furnished to Parent copies of each examination report of any federal or state regulatory or examination authority with respect to the condition or activities of the Company or any of its Subsidiaries that has been issued since December 31, 1991.

         SECTION 3.21 Certain Contracts.

                 (a) Except as set forth in Section 3.21 of the Disclosure Schedule, none of the Company or any of the Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment, election, retention in office or severance of any current or former directors, officers, employees or consultants or with respect to the payment of deferred compensation or other payments to any former director, officer, employee or consultant, (ii) which, upon the consummation of the transactions contemplated by this Agreement will result in any payment becoming due from the Company or any of the Subsidiaries to any director, officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum or (v) which materially restricts the conduct of any line of business by the Company or any of the Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.21(a), whether or not set forth in Section
3.21 of the Disclosure Schedule, is referred to herein as a "Company
Contract".

                 (b) The Company and each of the Subsidiaries have performed all obligations required to be performed by them under each Company Contract and, to the knowledge of the Company, no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of the Subsidiaries under any such Company Contract.

                 (c) Except as set forth in Section 3.21 of the Disclosure Schedule, to the knowledge of the Company, each Company Contract is binding upon each other party thereto in accordance with its terms and no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default of any party thereunder.

         SECTION 3.22 Material Interests of Certain Persons. No officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of the Subsidiaries that would be required to be disclosed in a proxy statement to stockholders under Regulation 14A of the Exchange Act.

         SECTION 3.23 Assistance Agreements. None of the Company or any of the Subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally-assisted acquisition of a depository institution pursuant to which the Company or any of the Subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

         SECTION 3.24 Fairness Opinion. The Company has received an opinion, dated as of the date hereof, from Sheshunoff to the effect that the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

         SECTION 3.25 Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses and neither the Company nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company and each of its Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such nonperformance or default would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.26 Undisclosed Liabilities. Except (a) as set forth in
Section 3.26 of the Disclosure Schedule and (b) for those liabilities that are fully reflected or reserved against on the consolidated balance sheets of the Company included in the 1994 Financial Statements, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, is, or could reasonably be expected to have, a Material Adverse Effect on the Company or the Surviving Corporation.

         SECTION 3.27 Administration of Fiduciary Accounts. Each of the Company and the Bank has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor the Bank nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account which has had or could reasonably be expected to have a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent hereby represents and warrants to the Company, as of the date hereof and, unless otherwise stated herein, as of the Effective Date, that:

         SECTION 4.1 Corporate Organization.



                 (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts ("Massachusetts Law") and a bank holding company registered with the FRB under the BHCA. Parent has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

                 (b) Purchaser is a corporation duly organized, validly existing and in good standing under New Hampshire Law and all of its outstanding Capital Stock is owned by Parent. Purchaser has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power would not, individually or in the aggregate have a material adverse effect on the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole.

         SECTION 4.2 Authority. Parent and Purchaser have all necessary corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by New Hampshire Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

         SECTION 4.3 No Conflict; Required Filings and Consents.


                 (a) The execution, delivery and performance of this Agreement by Parent and Purchaser does not (i) conflict with or violate the Articles of Organization or By-Laws or equivalent organizational documents of Parent or Purchaser, (ii) assuming that the consents and approvals referred to in Section 3.5(b) are duly obtained, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of Parent or Purchaser is bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or significantly delay consummation of the Merger or otherwise prevent Parent or Purchaser from performing the obligations contemplated under this Agreement to be performed by them.

                 (b) The execution, delivery and performance of this Agreement by Parent and Purchaser does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity except for
(i) those referred to in clauses (i) and (ii) of Section 3.5(b) and (ii) any consent, approval, authorization, permit of, or filing with, or notification to, any Governmental Entity where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Merger, or otherwise prevent Parent or Purchaser from performing the obligations contemplated under this Agreement to be performed by each of them.

         SECTION 4.4 Proxy Statement. The information supplied by Parent or Purchaser for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, or at the time of the Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company, any of its Subsidiaries or any of their representatives which is contained in any of the foregoing documents.

         SECTION 4.5 Financial Statements. Parent has previously made available to the Company copies of the consolidated balance sheets of Parent and its subsidiaries as of the fiscal years of Parent ending December 31, 1993 and December 31, 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ending on December 31 of each of 1992 through 1994, inclusive. Such financial statements were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

         SECTION 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

       SECTION 5.1 Conduct of Business by the Company Pending the Merger.

                 (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and generally to conduct their business in substantially the same way as conducted during 1994, and without limiting the foregoing, to continue to operate in the same geographic markets serving the same market segments and without significant increase in the rate of growth of the Company's loan portfolio; and the Company shall use all commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has business relations.

                 (b) By way of amplification and not limitation of clause (a) above, except as contemplated by this Agreement, Section 5.1 of the Disclosure Schedule and the Stock Option Agreement, the Company shall not, nor shall it permit any Subsidiary, between the date of this Agreement and the Effective Time, directly or indirectly to do, or publicly announce an intention to do, any of the following without the prior written consent of Parent:

                          (i) amend or otherwise change its Certificate or Articles of Incorporation or By-laws or equivalent organizational documents;

                          (ii) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Company or any Subsidiary, any stock appreciation rights, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary (except for the issuance of a maximum of 102,605 shares issuable pursuant to stock options outstanding under the Company Option Plans on the date hereof, a maximum of 230,131 shares issuable upon conversion of the 7% Debentures or the 8.75% Debentures, and Shares issuable pursuant to the Stock Option Agreement);

                          (iii) with respect to the Company, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                          (iv) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                          (v) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary;

                          (vi) enter into any new line of business;

                          (vii) merge or consolidate with, or purchase an equity interest in or a portion of the assets of, or acquire by any other manner, any business or any corporation, partnership, other business organization or any division thereof, or sell or purchase any material amount of assets other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

                          (viii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any individual, corporation or other entity, other than short-term borrowings with a maturity of less than 90 days in the ordinary course of business consistent with past practice;

                          (ix) (A) enter into or amend any lease of real property or (B) enter into or amend any other contract or agreement other than in the ordinary course of business consistent with past practice and, in any event, regardless of whether consistent with past practice, undertake or enter into any contract or other commitment involving an aggregate payment by or to the Company, the Bank or any other Subsidiary under any such contract or commitment of more than $50,000 or having a term of one year or more from the time of execution or any amendment involving an aggregate increase in payments by the Company or any Subsidiary of more than $50,000;

                          (x) authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and the Subsidiaries taken as a whole, except for contractual commitments entered into prior to the date of this Agreement as heretofore disclosed in writing to Parent;

                          (xi) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company or any Subsidiary, or grant any severance (including severance in connection with a change in control) or termination pay to, or (except as provided in Section 7.2(k)) enter into or amend any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, life insurance or split dollar life insurance, retiree medical or life insurance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, or make any contribution to fund existing non-qualified deferred compensation obligations of the Company or any Subsidiary, or accrue or make any contribution with respect to any plan year under the existing profit sharing plan in an amount or at a rate in excess of the rate at which such contributions were accrued on the September 30, 1994 financial statements of the Company and its Subsidiaries;

                           (xii) take any action with respect to accounting policies or procedures in effect at December 31, 1994, other than in the ordinary course of business or required by changes to GAAP or regulatory accounting principles as concurred in by the Company's independent auditors;

                           (xiii) file any application to relocate or terminate the operations of any banking office of it or any of the Subsidiaries or relocate or terminate any such operations;

                           (xiv) make any equity investment or commitment to make such an investment in equity securities or in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

                           (xv) sell any securities in its securities portfolios, except in the ordinary course of business, acquire any securities for the Company's or its Subsidiaries' securities portfolios with a final maturity of more than two years, or engage in any transaction in or involving structured notes, forwards, futures, options on futures, swaps or other derivative instruments;

                           (xvi) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

                           (xvii) take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect as of any time to and including Effective Time, or any of the conditions to the Merger or the other transactions contemplated by this Agreement set forth in Article VII not being satisfied in any material respect, or in any material violation of any provision of this Agreement or the Stock Option Agreement, except, in every case, as may be required by applicable law, but only after reasonable consultation with Parent;

                           (xviii) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material in amounts which, if such foreclosure were to occur, would result in a Material Adverse Effect; or

                           (xix) agree to do any of the foregoing or permit any of the foregoing to occur.

         (c) The Company covenants and agrees that, between the date of this Agreement and the Effective Date, unless Parent shall otherwise agree in writing, the Company shall:

                          (i) take any and all actions necessary or desirable for the Bank to qualify with respect to any real property identified in
         Section 5.1(c) of the Disclosure Schedule, for the secured party exemption under RSA 146-C and the safe harbor requirements of RSA 146-A and 147-B and obtain letters from the New Hampshire Department of Justice confirming that the Bank so qualifies;

                          (ii) obtain a report from an environmental consulting firm, mutually agreeable to the Company and Parent, that, with respect to any real property identified in Section 5.1(c) of the Disclosure Schedule, describes the environmental response actions necessary to perform all work identified in any letter from the New Hampshire Department of Environmental Services identified in said Section 5.1(c), including performing all work identified in the Remedial Action Plan referred to therein, that contains, based on said consulting firm's best judgment, a schedule for and an estimate of the total cost of, completing all such actions; and

                          (iii) take any and all actions necessary or desirable to qualify any real property identified in Section 5.1(c) of the Disclosure Schedule for reimbursement from the New Hampshire Oil Discharge and Clean-up Fund and obtain a letter from the New Hampshire Department of Environmental Services confirming that such property so qualifies.

         SECTION 5.2 Parent Products and Services. From and after the date hereof, Parent and the Company shall consult with each other on products and services not currently offered by the Company which Parent would expect to make available to customers of the Bank, and the Company shall consider offering such products and services to Bank's customers prior to the Effective Date, on terms and conditions mutually acceptable to Parent and the Company; provided, however, that nothing herein shall obligate the Company or the Bank to offer any such products or services.

         SECTION 5.3 Covenant of Parent. During the period from the date of this Agreement and continuing until the Effective Time, the Parent shall not, and shall not permit any of its subsidiaries to, take any action or publicly announce an intention to take any action that is intended or which reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect as of any time to and including the Effective Time, or in any of the conditions to the Merger or other transactions contemplated in this Agreement as set forth in Article VII not being satisfied in any material respect, or in a material violation of any provision of this Agreement, or the Stock Option Agreement, except, in every case, as may be required by applicable law.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.1 Stockholders' Meeting. In order to consummate the Merger, the Company, acting through its Board of Directors (the "Company Board"), shall, in accordance with applicable law and the Company's Articles of Incorporation and By-laws, (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as reasonably practicable for the purpose of considering and approving this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (b) (i) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and (ii) use all reasonable efforts to obtain such approval and adoption; provided that nonperformance of the obligations of this clause (b) required by the fiduciary duties of the Company Board under applicable law as determined by such Board with the advice of the Company's independent counsel shall not constitute a breach of this Agreement. The Parent and the Company shall coordinate and cooperate with respect to the foregoing matters.

         SECTION 6.2 Proxy Statement. As soon as practicable after the date hereof, the Company shall file the Proxy Statement with the SEC under the Exchange Act and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent promptly of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

         SECTION 6.3 Regulatory Matters.

              (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Parent and the Company shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to either of them, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger, and other transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of all of the transactions contemplated herein.

                 (b) If so requested by Parent and in cooperation with Parent and at Parent's expense, the Company and the Bank and their respective directors and officers shall promptly take all necessary corporate and other action, prepare and file all necessary documentation, effect all necessary applications and filings and obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary (i) to change the name of the Bank, (ii) to amend the charter and bylaws of the Bank, (iii) to convert the Bank into a national banking association or federal savings association and/or (iv) to merge the Bank into a bank or savings association controlled by Parent, so that such name change, amendments, conversion or merger transaction may be consummated in conjunction with the consummation of the Merger, whether effective as of the Effective Time or immediately before or after the Effective Time. The Company and the Bank shall not be required by the preceding sentence to take any action that would make consummation of any such name change, amendment, conversion or merger transaction irreversible other than in conjunction with consummation of the Merger.

                 (c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any Governmental Entity in connection with the Merger, or the transactions contemplated by this Agreement.

                 (d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

         SECTION 6.4 Access to Information; Etc.

                 (a) Upon reasonable notice and subject to applicable laws relating to the disclosure or exchange of information, the Company shall, and shall cause each of the Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its officers, employees, agents, properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause the Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under applicable law), (ii) copies of all periodic reports to senior management, including, without limitation, reports on non-performing loans and other asset quality matters and all materials furnished to the Company Board relating to asset quality generally, and (iii) all other information concerning the business, properties, assets and personnel of the Company as Parent may reasonably request, including but not limited to environmental reports. Neither the Company nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company's customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement (the existence of which agreement has heretofore been disclosed in writing to Parent) or, in the event of any litigation or threatened litigation between the Company and Parent over the terms of this Agreement, where access to information will be adverse to the interests of the Company. To the extent reasonably practicable, the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated September 2, 1994, between Parent and the Company (the "Confidentiality Agreement").

                 (b) Parent may, at its sole option, undertake an environmental site assessment at any of the properties owned or leased by the Company or any of its Subsidiaries. The site assessments, if any, shall be completed prior to the Closing. Throughout the period of time for this site assessment, Parent and its designated employees, agents, and consultants shall have a reasonable right of access to the properties during mutually agreed-upon hours to perform said site assessment. The site assessment may include, in the sole discretion of the Parent, engineering or geological tests, physical inspections, intrusive testing, document reviews, interviews, or other evaluation as deemed necessary by the Parent to determine the presence, nature and extent of any Hazardous Substances on the properties, provided that the Parent shall restore the properties to their condition as it existed before any such action was performed. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

                 (c) No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein or any condition to the obligations of the parties hereto.

                 (d) All information furnished by Parent to the Company or its representatives pursuant hereto shall be treated as the sole property of Parent and, if the Merger shall not occur, the Company and its representatives shall return to Parent all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Company shall, and shall use its best efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was legally in the Company's possession prior to the disclosure thereof by Parent;
(y) was then generally known to the public; or (z) was disclosed to the Company by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by law. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder the Company is nonetheless, in the written opinion of its outside counsel, compelled to disclose information concerning Parent to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, the Company may disclosure such information to such tribunal or governmental body or agency without liability hereunder.

         SECTION 6.5 No Solicitation. Neither the Company nor any
Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate contact with, solicit or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, the Company or any Subsidiary or any business combination with the Company or any Subsidiary or, except to the extent determined by the Company Board, with the advice of its independent counsel, to be required by its fiduciary obligations under applicable law (in which case such actions shall not constitute a breach of this Agreement), participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, any effort or attempt by any other person to do or seek any of the foregoing. Nothing contained in this Section 6.5 shall prohibit the Company or the Company Board from taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or making such other disclosure to the Company's stockholders which, in the judgment of the Company Board, may be required under applicable law. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

         SECTION 6.6 Employee Benefits Matters.

                 (a) Insurance Coverages. For the period from the Effective Date through December 31, 1995, the Surviving Corporation and/or its subsidiaries will continue to provide the same or similar insurance coverages (medical, dental, life, accidental death and dismemberment, short-term disability, and long-term disability) to those of their employees who were employees of the Company and/or its Subsidiaries on the Effective Date as those covering employees of the Company and its Subsidiaries on the date of this Agreement, except for increases in employee premiums reflecting any increases charged by insurance carriers and any changes required by applicable law or by the insurance carriers. Effective as of January 1, 1996 or at any time thereafter, the foregoing insurance coverages provided by the Surviving

Corporation and/or its subsidiaries may at the option of Parent be discontinued, in which case those employees of the Surviving Corporation and/or its subsidiaries who had been employees of the Company and its Subsidiaries will become eligible for the same insurance coverages generally available to the majority of the other employees of Parent and its subsidiaries in the same region as the Surviving Corporation and its subsidiaries, subject to the applicable terms and conditions of the benefit plans and/or insurance contracts providing such coverages.

                 (b) Personnel Policies. Except as otherwise provided in this Agreement, all personnel policies and procedures of the Company and/or its Subsidiaries will be discontinued as of the Effective Date and employees of the Company and its Subsidiaries will become covered as of the Effective Date under the human resources policies and procedures of Parent. For all purposes of applying the human resources policies and procedures of Parent, the employees of Company and its Subsidiaries will be treated as new employees as of the Effective Date.

                 (c) Cornerstone Bank Severance Pay Plan. The Company's Severance Pay Plan will be continued in effect for a period of twelve months following the Effective Date.

                 (d) Profit Sharing and Similar Plans.

                          (i) Parent will cause the Surviving Corporation and/or its subsidiaries to maintain the Company's profit sharing plan in effect through December 31, 1995. Thereafter Parent will either (A) cause the Surviving Corporation and/or its subsidiaries to maintain Company's profit sharing plan, or (B) permit employees of the Surviving Corporation and its subsidiaries to participate in one or more savings, profit-sharing, employee stock ownership and/or retirement plans maintained by another subsidiary of Parent (to be designated by Parent) in accordance with the terms of such plan(s) as in effect from time to time once the employees have satisfied the eligibility requirements of such plan(s), or (C) permit employees of the Surviving Corporation and its subsidiaries to participate in Parent's Savings, Profit Sharing and Stock Ownership Plan ("Savings Plan") in accordance with its terms as in effect from time to time once they have satisfied the eligibility requirement under such plan. If such employees are permitted to participate in Parent's Savings Plan or a plan or plans of another subsidiary of Parent, they will receive credit for service with the Company and its Subsidiaries for purposes of eligibility and vesting, but not accrual of benefits, under such plans.

                          (ii) For any plan year in which the Surviving Corporation and/or its subsidiaries are maintaining the Company's profit sharing plan, the percentage of compensation that is contributed on behalf of participants in such profit sharing plan will not exceed the percentage of compensation that Parent contributes on behalf of its own employees for such year under Parent's Savings Plan.

                 (e) Other Employee Benefit Plans. Except as specified herein, any other employee benefit plans of the Company and/or its Subsidiaries will be discontinued as of the Effective Date, and the Surviving Corporation and/or its subsidiaries will thereafter have no obligation of any kind under such discontinued plans.

                 (f) No Third-Party Beneficiaries. This Section 6.6 reflects the agreements of the parties but does not create any rights or obligations except as among the parties to this Agreement, and it is specifically agreed that no present or future employee of the Company, the Surviving Corporation, or the subsidiaries of either will be treated as a third-party beneficiary of the provisions of this Section 6.6. Nothing in this
Section 6.6 or elsewhere in this Agreement will preclude Parent or the Surviving Corporation or any of the subsidiaries of either, after the Effective Time, from terminating the employment of any person who was an employee of the Company or any of its Subsidiaries, or preclude Parent or the Surviving Corporation, or any of the subsidiaries of either, from amending or terminating in its discretion any employee benefit plan maintained by such party.

      SECTION 6.7 Bank Directors and Officers; Indemnification; Insurance.

                 (a) Parent will invite at least three of the current directors of the Bank, which number shall include John M. Terravecchia, and such additional number as it may determine in its discretion after consultation with the Board of Directors of the Bank, to continue to serve as directors at least until the annual meeting of the Bank following the Effective Date, subject to any changes as a result of any transaction involving a reorganization or merger of the Bank. John M. Terravecchia will be invited to serve as Vice Chairman and Chief Executive Officer of the Bank during the term of his Amended and Restated Employment Agreement with the Company and the Bank, subject to any changes as a result of any transaction involving a reorganization or merger of the Bank.

                 (b) The Articles of Incorporation and By-laws of the Surviving Corporation and the Bank shall not contain provisions that are less favorable with respect to indemnification than are set forth in the current By-laws of the Company and the Bank, respectively; provided, however, that neither the Surviving Corporation nor the Bank shall be required to indemnify any person seeking indemnification in connection with (i) a proceeding (or part thereof) that was initiated by such person, unless the initiation thereof was approved or ratified by the Board of Directors of the Corporation or Bank, as the case may be, or (ii) a proceeding (or part thereof) by or in the right of the Surviving Corporation or Bank, as the case may be.

                 (c) Parent acknowledges, and the Surviving Corporation shall honor, the right of the present and former directors and officers of the Company to be indemnified by the Surviving Corporation after the Effective Time against losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the extent provided in the Company's By-laws as in effect as of the date of this Agreement (to the extent consistent with applicable law); provided, however, that the Surviving Corporation shall not be required to indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) that was initiated by such person, unless the initiation thereof was approved or ratified by the Board of Directors of the Corporation, nor any proceeding or part thereof by or in the right of the Surviving Corporation.

                 (d) Parent and the Surviving Corporation shall use their best efforts to maintain in effect for a period of one year from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that

Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage, if available, containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent and the Surviving Corporation be required to expend pursuant to this Section 6.7(d) more in the aggregate than an amount equal to the lesser of 200% of current annual premiums paid by the Company for such insurance or $50,000.

                 (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in subsections (b)-(d) of this Section 6.7, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director, officer and employee covered hereby.

         SECTION 6.8 Financial and Other Statements. Notwithstanding anything to the contrary in, and without limitation of its obligations under,
Section 6.4, during the term of this Agreement, the Company shall provide to Parent the following documents and information:

                 (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, the Company will deliver to Parent its Quarterly Report on Form 10-Q as filed under the Exchange Act and the Bank's Quarterly Call Report as filed with the FDIC. As soon as reasonably available, but in no event more than 90 days after December 31, 1994 and the end of each fiscal year ending after the date of this Agreement, the Company will deliver to Parent its Annual Report on Form 10-K, as filed under the Exchange Act. The Company will also deliver to Parent, contemporaneously with its being filed with the SEC, a copy of each Current Report on Form 8-K.

                 (b) Promptly upon receipt thereof, the Company will furnish to Parent copies of all internal control reports submitted to the Company or the Subsidiaries by independent accountants in connection with each annual, interim or special audit of the books of the Company or the Subsidiaries made by such accountants.

                 (c) As soon as practicable, the Company will furnish to Parent copies of all such financial statements and reports as it or any Subsidiary shall send to its stockholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

                 (d) Promptly upon receipt thereof, the Company will furnish to Parent copies of each examination report of any federal or state regulatory or examination authority with respect to the condition or activities of the Company or any of the Subsidiaries, except to the extent prohibited by law. With respect to any examination report the disclosure of which is prohibited by law, the Company will use its reasonable efforts to obtain authority to deliver to Parent copies of such examination report; provided, however, that the Company cannot provide any assurance that any such authority can be obtained.

                 (e) With reasonable promptness, the Company will furnish to Parent such additional financial data as Parent may reasonably request. In each case where the Company would be obligated to furnish information or materials to Parent hereunder except for a legal prohibition, the Company shall promptly inform Parent of the existence and nature of such information or materials and the basis for such legal prohibition.

         SECTION 6.9 Further Action. Each of Parent and the Company shall, and shall cause its subsidiaries to, use its best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and any of the transactions contemplated by this Agreement.

         SECTION 6.10 Public Announcements. Company shall consult with Parent before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any requirement of any agreement with any automated interdealer quotation system.

         SECTION 6.11 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

         SECTION 6.12 Update of Disclosure Schedules. From time to time prior to the Effective Time, the Company will promptly supplement or amend the Disclosure Schedules to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information in the Disclosure Schedules which has been rendered inaccurate thereby as of such later time. No supplement or amendment to the Disclosure Schedules shall limit the right of Parent and Purchaser to rely on the representations and warranties as of the date of this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.2(b) hereof, as the case may be, or the compliance by the Company with the covenants set forth in Article V hereof.

         SECTION 6.13 Current Information.

                 (a) During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives (i) to confer on a regular and frequent basis (not less than monthly) with representatives of Parent to report on the general status of the ongoing operations of the Company and the Subsidiaries and (ii) to cooperate and communicate fully with respect to the manner in which the business of the Bank will be operated after the Effective Time, the type, mix and pricing of products and services, personnel matters, branch alignment, the granting of credit, and problem loan management, reserve adequacy and accounting. In order to facilitate the foregoing, the Company and Parent shall promptly establish a liaison committee (the "Committee") which will be chaired by representatives of Parent and the Company and which will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues. During the period from the date of this Agreement to the Effective Time, the Company shall provide Parent with timely and sufficient information to review new extensions of credit, renewals, and restructurings and information detailing overall asset quality and risk.

                 (b) The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of the Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of the Subsidiaries, and will keep Parent reasonably informed of such events. Parent will promptly notify the Company of any material change in the normal course of business or in the operation of the properties of Parent or any of its subsidiaries or the institution or the threat of significant litigation or administrative proceedings involving Parent or any of its subsidiaries that could materially delay or prevent consummation of the transaction, and will keep the Company fully informed of such events.

                 (c) To the extent not covered by paragraphs (a) and (b) above, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be or to become untrue or inaccurate in any material respect as of any time before the Effective Time and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this paragraph (c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.14 System Conversions. From and after the date hereof, Parent and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company's data processing and related electronic information systems to those used by Parent and its subsidiaries, which planning shall include, but not be limited to, discussion of the possible termination by the Company of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Company in connection with its systems operations and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Company shall not be obligated to take any such action and, unless the Company otherwise agrees, no conversion shall in fact take place prior to the Effective Time. In the event that, at the request of Parent, the Company determines to take, and so takes, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Parent shall indemnify the Company on terms reasonably satisfactory to the Company for any such fees and expenses, and the costs of reversing the conversion process, if for any reason the Effective Time does not occur in accordance with the terms of this Agreement.

         SECTION 6.15 Redemption of Debentures. The Company shall, upon the written request of Parent and under such conditions as are set forth in a certain letter from Parent to the Company of even date herewith, take all such actions, including without limitation adopting appropriate resolutions of the Company Board and sending timely notice of redemption to each holder of 8.75% Debentures and each holder of 7% Debentures, in order to permit the Surviving Corporation to redeem 100% of the principal amount of the 8.75% Debentures and the 7% Debentures outstanding as of the Effective Time, such redemption to occur at or after the Effective Time, as determined by Parent, all in conformity with the respective Indentures. The Company shall send the notices of redemption (which may, at the option of Parent, provide that the redemption shall take place only if and when the Merger is effective) to the holders at such time as Parent determines, but shall not be required to send such notices until all necessary approvals of Governmental Entities referred to in Section 7.1(b) have been obtained.

         SECTION 6.16 Affiliate Letter. The Company shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act of 1933, as amended) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, and prior to the date of the Stockholders' Meeting, a written agreement in substantially the form of Annex II hereto.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

         SECTION 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

              (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by New Hampshire Law and the Articles of Incorporation of the Company;

              (b) Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental Entities, including, without limitation the FRB, the NHBTI, and the MBBI and those required to satisfy Section 6.3(b) hereof, required to consummate the Merger and the other transactions contemplated hereby shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated; provided, however, that no approval, authorization or consent referred to in this Section 7.1(b) shall be deemed to have been received if it shall include any condition or requirement that, in the reasonable opinion of Parent, would so materially and adversely affect the economic or business benefit to Parent of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                 (c) No Orders, Injunctions or Restraints: Illegality.
No federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement, including the Merger.

         SECTION 7.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger are also subject to the following conditions, each of which is an independent condition and shall not be affected by any other condition:

                 (a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time; provided, however, that, for purposes hereof, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, in the aggregate, a Material Adverse Effect. The Company shall have delivered to Parent a certificate of the Company to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Effective Date.

                 (b) Agreements and Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of the Company to be performed or complied with by it at or prior to the Effective Date under this Agreement; all of the conditions to the obligations of Parent and Purchaser to effect the Merger shall have been satisfied; there shall not exist any default or any condition that, with notice and/or the passage of time, would constitute a default under this Agreement on the part of the Company; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect dated as of the Effective Date.

                 (c)      Consents Under Agreements.

                          (i) The consent, approval or waiver of each person (other than regulatory approvals contemplated in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any Subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver (A) would not have a Material Adverse Effect and (B) would not materially adversely affect the business or economic benefits to Parent of consummation of any of the transactions contemplated in this Agreement.

                          (ii) In addition to paragraph (i) of this subsection, the consent, approval or waiver of each person (other than regulatory approvals) whose consent or approval shall be required under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in order to permit the operation by the Bank, following any of the transactions contemplated by Section 6.3(b), of any and all of its branches and business as operated on the date of this Agreement shall have been obtained.

                 (d) Federal Tax Opinion. Parent shall have received an opinion of its counsel, Palmer & Dodge, or a ruling from the Internal Revenue Service substantially to the effect that on the basis of the facts and representations set forth in this Agreement and assuming that the Merger is consummated in accordance with the terms of this Agreement, no gain or loss shall be recognized by and no federal income tax liability shall result to Parent, Purchaser, the Company or any of its Subsidiaries by reason of the Merger.

                 (e) Legal Opinion. Parent shall have received the opinion of Devine, Millimet & Branch, counsel to the Company, dated the Effective Date, in a form that is customary for transactions of this type. As to any matter in such opinion which involves matters of fact, such counsel may rely upon certificates of officers and directors of the Company and its Subsidiaries and of public officials and opinions of local counsel, reasonably acceptable to Parent.

                 (f) Accountant's Letter. The Company shall have caused to be delivered to Parent a letter from the Company's independent public accountants dated the Effective Date and addressed to Parent and the Company with respect to the Company's consolidated financial position and results of operation, which letter shall be based upon SAS 72 and certain agreed upon procedures to be specified by Parent, which procedures shall be consistent with applicable professional standards for letters delivered by independent accountants in connection with comparable transactions.

                 (g) Dissenting Shares. Immediately prior to the Effective Time not more than 200,000 Shares of Company Common Stock shall be Dissenting Shares.

                 (h) Total Stockholders' Equity. As of the Effective Date the total stockholders' equity shown on the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP shall not be less than $8,921,000 and neither the Company nor the Bank shall have a Tier 1 leverage ratio of less than 6.00%.

                 (i) Asset Quality. As of the Effective Date the total of consolidated nonperforming assets (including nonaccrual loans and leases, restructured accruing loans and leases, other real estate owned, in-substance foreclosures whether or not classified as other real estate owned, and loans considered to be impaired under FAS 114) and loans and leases 90 days or more past due shown on the consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP shall not exceed $5,500,000.

                 (j) Subsidiary Directors. Parent shall have received the resignations of such of the directors of the Company's Subsidiaries, including the Bank, as Parent shall have requested.

                 (k) Employment Agreements. The employment agreements between the Company and/or the Bank and each of the officers of the Company and/or the Bank designated by Parent as of the date hereof shall have terminated and be of no further effect as of the Effective Time and shall be replaced by agreements in the respective forms executed by Parent and such officers on or before the date of this Agreement.

                 (l) Corporate Actions. Any name change, charter or bylaw amendment, charter conversion or merger of the Bank requested by Parent shall have been authorized by all corporate action necessary to permit such name change, amendment, conversion or merger to be consummated in conjunction with the consummation of the Merger.

                 (m) Company's Stock Options and Other Rights. All options, warrants and other rights to purchase equity securities of the Company, whether pursuant to the Company Option Plans or otherwise, shall have been exercised in full or terminated before the Effective Time, in each case following the receipt of all necessary consents and waivers, and no such options, warrants or other rights shall be outstanding.

                 (n) No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the financial condition, business, assets or operations of the Company or the Bank, nor shall any event have occurred that so far as can reasonably be foreseen on the Effective Date appears reasonably likely to have a Material Adverse Effect.

                 (o) Environmental Matters. The Company shall have received and provided to Parent each of the following:

                          (i) the letters from the New Hampshire Department of Justice described in Section 5.1(c)(i) hereof;

                          (ii) the report described in Section 5.1(c)(ii) hereof, which report shall contain an estimate of the total cost of completing all actions described therein of $250,000 or less, after deducting all reimbursements from the New Hampshire Oil Discharge and Clean-up Fund; and

                          (iii) the letter described in Section 5.1(c)(iii) hereof.

         SECTION 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions, each of which is an independent condition and shall not be affected by any other condition:

                 (a) Representations and Warranties. Each of the representations and warranties of Parent and Purchaser in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Date; provided, however, that, for purposes hereof, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct represent, in the aggregate, a material adverse effect on the business, financial condition or results of Parent and its subsidiaries taken as a whole. Parent and Purchaser shall each have delivered to the Company a certificate of such party to such effect signed by the Chief Financial Officer of Parent dated as of the Effective Date.

                 (b) Agreements and Covenants. Parent and Purchaser shall have performed in all material respects all obligations and complied in all material respects with all of the respective agreements or covenants to be performed or complied by such party under this Agreement; all of the conditions to the obligations of the Company to effect the Merger shall have been satisfied; there shall not exist any default or any condition that, with notice and/or the passage of time, would constitute a default under this Agreement on the part of Parent or Purchaser; and the Company shall have received a certificate signed by the Chief Financial Officer of the Parent to such effect dated as of the Effective Date.

                 (c) Consents Under Agreements. The consent, approval or waiver of each person (other than regulatory approvals contemplated in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger, to any obligation, right or interest of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except where the failure to obtain such consent, approval or waiver would not have a Material Adverse Effect.

                 (d) Legal Opinion. The Company shall have received the opinion of Palmer & Dodge, counsel to Parent, dated the Effective Date, in a form that is customary for transactions of this type. As to any matter in such opinion which involves matters of fact or matters relating to laws other than Massachusetts or Federal laws, such counsel may rely upon the certificates of officers and directors of Parent and of public officials and opinions of local counsel, reasonably acceptable to the Company.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated in this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the stockholders of the Company:

                 (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company;

                 (b) by either Parent and Purchaser or the Company if the Effective Time shall not have occurred on or before February 28, 1996; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                 (c) by either Parent and Purchaser or the Company (i) ninety days after the date on which any request or application for a regulatory approval required to consummate the Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the ninety day period following such denial or withdrawal a petition for rehearing, a request for reconsideration or an amended application has been filed with such Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                 (d) by either Parent and Purchaser or the Company if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured in time to permit the Effective Time to occur no later than February 28, 1996;

                 (e) by either Parent and Purchaser or the Company if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within forty-five days following receipt by the breaching party of written notice of such breach from the other party hereto; or

                 (f) by any of Parent or Purchaser or the Company (provided, that if the terminating party is the Company, the Company shall not be in material breach of any of its obligations under Section 6.1) if any approval of the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

         SECTION 8.2 Termination Fee. In order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company will make a cash payment to Parent of $500,000 (the "Expense Fee") if and only if:

                 (a) (i) Parent, Purchaser or the Company has terminated this Agreement pursuant to Section 8.1(f) or (ii) Parent has terminated this Agreement pursuant to Sections 8.1(d) or 8.1(e), and

For pu



                 (b) (i) within twelve (12) months before or after any such termination, (A) the Company shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Parent or any subsidiary or affiliate of Parent or (B) the Board of Directors of the Company shall have approved an Acquisition Transaction or recommended that shareholders of the Company approve or accept any Acquisition Transaction with any person other than Parent or any subsidiary or affiliate of Parent, or (ii) in the case of a termination pursuant to Section 8.1(f), at the time of such termination it shall have been publicly announced that any person (other than Parent or any subsidiary or affiliate of Parent) shall have (x) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction or (y) filed an application or notice in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

Any payment required by the previous sentence will be payable by the Company to Parent (by wire transfer of immediately available funds to an account designated by Parent) within five business days after demand by Parent. In the event of a termination under circumstances that would trigger a payment under this Section 8.2, the standstill provisions contained in the Confidentiality Agreement shall terminate.

         For purposes of this Agreement, "Acquisition Transaction" shall mean
(i) a merger, consolidation or other similar transaction with the Company or any of its Subsidiaries, (ii) any sale, lease or other disposition of 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, or (iii) any issuance, sale, transfer, exchange or other disposition of (including by way of merger, consolidation, share exchange, acceptance of a tender or exchange offer or any similar transaction) securities representing 15% or more of the voting power of the Company or any Subsidiary.

         SECTION 8.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except
(i) as set forth in Section 9.1 and (ii) nothing herein shall relieve any party from liability for any breach hereof. In no event shall any officer, director or agent of Parent, Purchaser, the Company or any of their respective subsidiaries be personally liable for any default by any party in its obligations hereunder unless any such default was intentionally caused by such officer, director or agent.

         SECTION 8.4 Fees and Expenses. All costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not any of the transactions contemplated by this Agreement are consummated.

         SECTION 8.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each

Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.6 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein; provided, however, that after the approval and adoption of this Agreement and the approval of the transactions contemplated hereby by the stockholders of the Company there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which would reduce the amount or change the form of the consideration into which each Share shall be converted upon consummation of the Merger and delivered to the Company's stockholders hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 8.1, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.7 and 6.11 shall survive the Effective Time indefinitely and those set forth in the last sentence of Section 6.4(a), Section 6.4(d) and in Sections 8.2, 8.3 and Article IX hereof shall survive termination indefinitely.

         SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

                 if to Parent or Purchaser:

                 BayBanks, Inc.
                 175 Federal Street
                 Boston, Massachusetts 02110
                 Facsimile:       (617) 556-6328
                 Attention:       Michael W. Vasily
                                  Executive Vice President
                 with a copy to:

                 Palmer & Dodge
                 One Beacon Street
                 Boston, Massachusetts 02108

                 Facsimile:       (617) 227-4420
                 Attention:       Jerry V. Klima, Esquire

                 if to the Company:

                 Cornerstone Financial Corporation
                 15 East Broadway
                 Derry, New Hampshire 03038
                 Facsimile:       (603) 437-4336
                 Attention:       John Terravecchia
                                  Chairman, President and Chief
                                  Executive Officer

                 with a copy to:

                 Devine, Millimet & Branch, P.A.
                 111 Amherst Street
                 Manchester, NH  03101
                 Facsimile:       (603) 669-8547
                 Attention:       Paul C. Remus, Esquire

         SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person, including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of 5% or more;

                 (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

                 (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Boston;

                 (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                 (e) "knowledge" as used herein in the context of the Company shall mean knowledge of the Company and of the Bank;

                 (f) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                 (g) "Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with the Company for financial purposes, or of which the Company holds, directly or indirectly, 25% or more of the shares or equity interest, or which the Company controls, directly or indirectly, through one or more intermediaries.

         SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

         SECTION 9.5 Entire Agreement. This Agreement (including the Disclosure Schedule) and the Stock Option Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except for the Confidentiality Agreement.

         SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than subsections (b)-(e) of Section 6.7

(which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

         SECTION 9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         SECTION 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of Boston, and each party hereto hereby consents and agrees to submit to the jurisdiction of such courts for such purpose.

         SECTION 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.10 Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 [The rest of this page is intentionally blank.]

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as a sealed instrument as of the date first written above by their respective officers thereunto duly authorized.

Attest:                          BAYBANKS, INC., a Massachusetts corporation
                                 (Parent)

/s/ Jerry V. Klima               By:  /s/ Michael W. Vasily
- ---------------------------           ---------------------------------------
Assistant Clerk                          Name: Michael W. Vasily
                                         Title: Executive Vice President

Attest:                           BAYBANKS, INC., a New Hampshire corporation
                                           (Purchaser)

/s/ William W. Abendroth          By:  /s/ Joan E. Tonra
- ---------------------------            ---------------------------------------
Assistant Secretary                       Name: Joan E. Tonra
                                          Title: Treasurer

Attest:                           CORNERSTONE FINANCIAL CORPORATION

/s/ Edward D. Bureau              By:  /s/ John Terravecchia
- ---------------------------            --------------------------------------
Secretary                                 Name:  John Terravecchia
                                          Title: Chairman, President and
                                                 Chief Executive Officer

                                                                       ANNEX I


                                  AMENDMENTS TO
                            ARTICLES OF INCORPORATION
                                       OF
                        CORNERSTONE FINANCIAL CORPORATION

         The Articles of Incorporation of Cornerstone Financial Corporation are amended in their entirety to be as follows and all previous provisions are revoked upon the Effective Time of the Agreement and Plan of Merger:

         FIRST:  The name of the corporation is changed to BayBanks, Inc.

         SECOND: The corporation shall have authority to issue 8,000,000 shares of common stock, no par value.

         All of such shares shall have unlimited voting rights and shall carry the right to participate on a pro rata basis in any distribution of net assets upon dissolution of the corporation.

         The Board of Directors shall have the right to determine any further preferences, limitations, and relative rights of any class of shares before the issuance of any shares of that class, or any series within a class before the issuance of any shares of that series.

         THIRD: The capital stock will be sold or offered for sale within the meaning of RSA 421-B (New Hampshire Securities Act).

         FOURTH: To the fullest extent now or hereafter permitted by law, any action that may be taken at a shareholders' meeting may be taken without a meeting without prior notice and without a vote if the action is taken in the form of one or more written consents by all of the number of shareholders having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote on the action were present and voted.

         FIFTH: Shareholders may adopt or amend bylaw provisions fixing greater quorum and voting requirements for shareholders or voting groups of shareholders than are required by New Hampshire RSA Chapter 293-A.

                           Annex I-1

                                                                      ANNEX II

                                                                March 23, 1995

BayBanks, Inc.
175 Federal Street
Boston, Massachusetts 02110

Gentlemen:

         Each of the undersigned (a "Stockholder") beneficially owns and has sole voting power with respect to the number of shares of the common stock, without par value (the "Shares"), of Cornerstone Financial Corporation (the "Company") indicated opposite such Stockholder's name below.

         Simultaneously with the execution of this letter agreement, BayBanks, Inc. ("Parent") and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing, among other things, for the merger of a subsidiary of Parent with the Company (the "Merger"). We understand that Parent has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Merger Agreement and the subsequent actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement.

         In consideration of, and as a condition to, Parent's entering into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, each Stockholder and Parent agree as follows:

                 1. Each Stockholder shall vote or cause to be voted for the approval of the Merger Agreement and the Merger, and shall vote or cause to be voted against the approval of any other agreement providing for a merger, consolidation, sale of assets or other business combination of the Company or any of its subsidiaries with any person or entity other than Parent and its subsidiaries, all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired whether pursuant to the exercise of stock options or otherwise.

                 2. Each Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph 4 below)) or permit to be sold, assigned, transferred or otherwise disposed of any Shares owned by such Stockholder, whether such Shares are held by such Stockholder on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (a) for transfers by will or by operation of law (in which case this letter agreement shall bind the transferee), (b) for transfers to any other Stockholders, (c) for transfers by gift to family members who agree to be bound by this letter agreement, and (d) as Parent may otherwise agree.

                              Annex II-1

                 3. The agreements contained herein are intended to relate to restrictions on transferability and to continue only for such time as may reasonably be necessary to obtain Stockholder and regulatory approval of Parent's acquisition of the Shares pursuant to the Merger and thereafter to consummate the Merger.

                 4. Each of the Stockholders severally represents that such Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each of the Stockholders further severally represents that this letter agreement constitutes a valid and binding agreement with respect to such party, enforceable against such party in accordance with its terms. Each of the Stockholders severally represents that such Stockholder owns the number of Shares indicated opposite such Stockholder's name below, free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens"), and has sole and unrestricted voting power with respect to such Shares.

                 5. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with Article VIII thereof.

                 6. Each of the Stockholders has signed this letter agreement intending to be bound severally thereby and not to be bound as joint obligors.

                 7. This letter agreement is to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

         Please confirm our agreement with you by signing a copy of this letter.

                                               Very truly yours,

                            Annex II-2


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       Director or                           Number of
    Executive Officer                         Shares             Signatures

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AGREED TO AND ACCEPTED
THIS ___ DAY OF MARCH, 1995

BAYBANKS, INC.

                            Annex II-3


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By:________________________________
    Name:  Michael W. Vasily
    Title:   Executive Vice President

                            Annex II-4